                                                                    Exhibit 99.1

                     SMSC REPORTS 26% YEAR-OVER-YEAR GROWTH
                     IN SECOND QUARTER FISCAL 2004 REVENUES

  Posts More than 150% Increase in Income from Continuing Operations Per Share
                              From Year-Ago Period

        Raises Fiscal 2004 Earnings Estimate by 25%, Exclusive of Income
                            from Special IP Payments

Hauppauge, NY - September 16, 2003 - Standard Microsystems  Corporation (Nasdaq:
SMSC) today announced that revenues for the second quarter ended August 31, 2003 of $48.3 million exceeded prior Company estimates, and increased by 26% compared to $38.3 million in the second quarter of fiscal 2003. This represents the sixth consecutive quarter of sequential revenue increases.

Gross profit percentage for the second quarter of fiscal 2004 was 44.5% compared to 44.7% in the previous year's second quarter.

Research and development expenses for the quarter were $9.3 million, compared to $7.8 million in the year-ago quarter, and selling, general and administrative expenses were $10.0 million, compared to $8.7 million in last year's second quarter. The year-over-year increases in operating expenses primarily reflect investments in engineering and marketing personnel and generally higher expenses associated with increasing revenues.

Operating income in the second quarter of fiscal 2004 was $1.9 million, versus $0.2 million in the year-ago period.

Second quarter income from continuing operations was $1.5 million, or $0.08 per share, an increase of over 150%, compared to $0.6 million, or $0.03 per share, in the year-ago quarter.

Cash and short-term investments at the end of the second quarter of fiscal 2004 were $122.6 million, up from $120.9 million at May 31, 2003. The Company has no bank debt, and book value per share as of August 31, 2003 was $12.41.

"We are very pleased with our second quarter results. Boosted by strong demand across all major product lines, revenues significantly exceeded prior Company expectations," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "In total, revenues from desktop and mobile products grew by 26% versus last year's second quarter."

Mr. Bilodeau added, "The aggregate sales of SMSC's non-PC products, including our USB and networking products, also showed 26% growth, indicating the momentum we are gaining in our product diversification strategy."

BUSINESS OUTLOOK FOR SMSC:

On September 8, 2003, SMSC and Intel Corporation (Intel) announced that the two companies had enhanced their intellectual property and business relationships. As part of this agreement, SMSC expects to receive a $20 million payment from Intel in the third quarter of fiscal 2004 and another $2.5 million payment in the fourth quarter.

For the third quarter of fiscal 2004, SMSC expects revenues to be approximately $70 million, including the special $20 million payment. Excluding that payment, revenues are expected to increase by approximately 23% year-over-year. Gross profit percentage is expected to be approximately 60% in the third quarter, including the impact of the special payment, or approximately 44% without that impact. Research and development expenses are expected to be between $9.5 million and $10.0 million, and selling, general and administrative expenses are expected to be between $10.5 million and $11.0 million. Amortization of acquired intangibles is expected to be $317 thousand. The effective tax rate is estimated to be approximately 36% in the third quarter, and the Company expects third quarter income from continuing operations to be between $0.75 and $0.80 per share, including the special payment, and up slightly from the second quarter of fiscal 2004 without that payment.

For fiscal 2004, SMSC expects revenues to increase by more than 35%, as compared with fiscal 2003, including the $22.5 million of special payments, or by 20% to 25% without those payments. This significantly exceeds previous guidance, which indicated a more than 15% revenue increase over the prior year. Gross profit percentage, including the special payments, is expected to exceed 50%. Without the impact of the payments, gross profit is expected to be approximately 45%. Research and development expenses are expected to be between $37 million and $38 million, and selling, general and administrative expenses are expected to be between $40 million and $41 million. Amortization of acquired intangibles is expected to be approximately $1.3 million. The effective tax rate for fiscal 2004 will be approximately 35%. Income from continuing operations for fiscal 2004, including the $22.5 million of special payments, is expected to be between $1.05 and $1.15 per share, or between $0.30 and $0.35 per share without the special payments, an increase of approximately 25% from prior Company estimates. Prior Company guidance called for income from continuing operations to be in the range of $0.24 to $0.28 per share.

Andrew M. Caggia, Senior Vice President and Chief Financial Officer said, "The investments we have made in new product development have enabled SMSC to gain measurable traction in a wide range of emerging markets. As a result of this success, coupled with increasing revenues in businesses we have long served, SMSC is looking forward to its seventh sequential quarter of increasing revenues and expects to continue to outperform the industry's growth during this fiscal year."


About SMSC:

SMSC provides Real World Connectivity(TM) solutions for high-speed communication and computing applications. Leveraging a broad intellectual property portfolio, the Company thrives at the intersection of software, silicon and customized OEM applications. Through the integration of its leading-edge digital, mixed-signal and analog functionality and software expertise, SMSC delivers complete solutions that monitor and manage computing systems and connect peripherals to computers and to one another.

The Company is the world's leading provider of Advanced Input/Output (I/O) hardware and software solutions ranging from legacy PC I/O to leading-edge system management functionality. Through high-speed serial interfaces, including USB 2.0 and embedded Ethernet, SMSC delivers faster and higher-bandwidth peripheral connections for a wide range of products such as memory card readers, mass storage devices, digital cameras and keyboards and enables innovative high-speed networking functionality for consumer electronics, set-top boxes, printers, car navigation systems, cellular base stations, and more.

SMSC, a fabless semiconductor supplier, is based in Hauppauge, New York and maintains offices worldwide, including locations in North America, Taiwan, Japan, Korea, China and Europe. SMSC operates engineering design centers in Phoenix, AZ, Tucson, AZ, Hauppauge, NY and Austin, TX. More information about the Company is available on the World Wide Web at http://www.smsc.com.

Standard Microsystems and SMSC are registered trademarks, and Real World Connectivity is a trademark, of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes, except as required by law. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

Contact:

Carolynne Borders
Director of Corporate Communications
Standard Microsystems Corporation
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)


                                                  August 31,       February 28,
                                                    2003              2003
                                                    ----              ----
Assets
Current assets:
  Cash and cash equivalents                    $   101,510        $    90,025
  Short-term investments                            21,133             22,872
  Accounts receivable, net                          26,696             22,738
  Inventories                                       21,535             17,644
  Deferred income taxes                             11,092              8,545
  Other current assets                               8,288              8,710
-------------------------------------------------------------------------------

       Total current assets                        190,254            170,534
-------------------------------------------------------------------------------

Property, plant and equipment, net                  19,879             22,257
Goodwill                                            29,595             29,773
Intangible assets, net                               5,331              6,008
Deferred income taxes                                8,370             11,779
Other assets                                         5,412              7,598
-------------------------------------------------------------------------------

                                               $   258,841        $   247,949
===============================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                             $    12,590        $     9,114
  Deferred income on shipments to
   distributors                                      7,805              5,943
  Accrued expenses, income taxes
   and other liabilities                             9,679              9,838
-------------------------------------------------------------------------------

        Total current liabilities                   30,074             24,895
-------------------------------------------------------------------------------

Other liabilities                                    6,981              7,379

Minority interest in subsidiary                     11,759             11,663

Shareholders' equity:
  Preferred stock                                     -                  -
  Common stock                                       1,874              1,859
  Additional paid-in capital                       149,563            147,655
  Retained earnings                                 80,691             77,492
  Treasury stock, at cost                          (23,454)           (23,454)
  Deferred stock-based compensation                 (2,125)            (2,102)
  Accumulated other comprehensive income             3,478              2,562
-------------------------------------------------------------------------------

        Total shareholders' equity                 210,027            204,012
-------------------------------------------------------------------------------

                                               $   258,841        $   247,949
===============================================================================

                                         STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                                              (In thousands, except per share amounts)


                                                                   Three Months Ended                  Six Months Ended
                                                               ----------------------------      ----------------------------

                                                                       August 31,                         August 31,
                                                               ----------------------------      ----------------------------
                                                                 2003              2002              2003             2002
                                                                 ----              ----              ----             ----

Sales and revenues                                            $  48,289         $  38,300       $    91,010     $    72,307

Cost of goods sold                                               26,783            21,189            48,842          40,124
-------------------------------------------------------------------------------------------    ------------------------------

Gross profit                                                     21,506            17,111            42,168          32,183

Operating expenses (income):
Research and development                                          9,280             7,774            18,381          14,625
Selling, general and administrative                               9,965             8,659            19,478          16,853
Amortization of intangible assets                                   317               447               677             447
Gains on real estate transactions                                     -                 -            (1,444)              -
-------------------------------------------------------------------------------------------    ------------------------------

Income from operations                                            1,944               231             5,076             258

Interest income                                                     391               533               834           1,114
Other expense, net                                                   (9)               (7)             (745)            (22)
-------------------------------------------------------------------------------------------    ------------------------------

Income before provision for income taxes
  and minority interest                                           2,326               757             5,165           1,350

Provision for income taxes                                          785               197             1,680             351

Minority interest in net (loss) income of subsidiary                 35                (8)               96              (2)
-------------------------------------------------------------------------------------------    ------------------------------

Income from continuing operations                                 1,506               568             3,389           1,001

Loss from discontinued operations
  (net of income tax benefits of $14, $145, $106, and $191)         (26)             (258)             (190)           (339)
-------------------------------------------------------------------------------------------    ------------------------------

Net income                                                    $   1,480        $      310       $     3,199     $       662
===========================================================================================    ==============================

Basic net income per share:
  Income from continuing operations                           $    0.09        $     0.03       $      0.20     $      0.06
  Loss from discontinued operations                                   -             (0.01)            (0.01)          (0.02)
-------------------------------------------------------------------------------------------    ------------------------------

Basic net income per share                                    $    0.09        $     0.02       $      0.19     $      0.04
===========================================================================================    ==============================

Diluted net income per share:
  Income from continuing operations                           $    0.08        $     0.03       $      0.19     $      0.06
  Loss from discontinued operations                                   -             (0.01)            (0.01)          (0.02)
-------------------------------------------------------------------------------------------    ------------------------------

Diluted net income per share                                  $    0.08        $     0.02       $      0.18     $      0.04
===========================================================================================    ==============================

Weighted average common shares outstanding:
  Basic                                                          16,863            16,631            16,830          16,365
  Diluted                                                        17,869            18,214            17,643          18,008